Exhibit 3

COHEN & STEERS SELECT PREFERRED AND INCOME FUND, INC.

(the “Fund”)

Certificate of Assistant Secretary

The undersigned, being the duly elected Assistant Secretary of the above-referenced Fund, a corporation organized under the laws of the State of Maryland, hereby certifies that the following are the true and complete resolutions approved by the Board of Directors at a meeting held on September 14-15, 2010, and that said resolutions have not been revoked or amended and are now in full force and effect.

RESOLVED, that it is the determination of the Board, including a majority of the Independent Directors, that the joint insured fidelity bond (the “Bond”) among the closed-end registered management investment companies advised by Cohen & Steers written by St. Paul’s Fire & Marine Insurance Company and the other parties named as insured parties under the Bond (the “Parties”) for covered acts or omissions of the Corporation’s officers and employees, in accordance with the requirements of Rule 17g-1 under the 1940 Act, is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Corporation to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Corporation’s portfolio;

RESOLVED, that the Board, including a majority of the Independent Directors, hereby approves the payment by the Corporation of the portion of the premium for coverage under the Bond, in the amount described at this meeting, having given due consideration to all relevant factors including, but not limited to, the number of other Parties, the nature of the business activities of such other Parties, the amount of the Bond, and the ratable allocation of the premium among all the Parties and the extent to which the share of the premium allocated to the Corporation is less than the premium the Corporation would have had to pay if it had provided and maintained a single insured bond;

RESOLVED, that each of the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer hereby is designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Corporation with respect to the Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act;

Exhibit 3

RESOLVED, that the form, terms and conditions of the Joint Fidelity Bond Agreement (the “Agreement”) between and among the Corporation and the relevant Parties, substantially in the form discussed at this meeting, hereby are adopted and approved, and that each of the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer hereby is authorized and directed to execute and deliver the Agreement on behalf of the Corporation with such changes therein as such officer determines is necessary or desirable, the execution thereof to be conclusive evidence of such determination;

RESOLVED, that each of the appropriate officers of the Corporation hereby is authorized to take such actions as may be required to amend the Bond to include in the coverage new funds advised, sub-advised or administered by Cohen & Steers or its affiliates, as of the date each is declared effective by the SEC; and

RESOLVED, that the actions taken by the appropriate officer or officers in respect of the matters referred to in the preceding resolutions hereby are ratified, adopted, and confirmed in all respects.

IN WITNESS WHEREOF, the undersigned has executed this certificate as Assistant Secretary of the above mentioned Funds on this 7th day of December, 2010.

/s/ Tina M. Payne
Tina M. Payne
Assistant Secretary